Designated Filer:	Monarch Alternative Capital LP
Issuer & Ticker Symbol:	Trade Street Residential, Inc. [TSRE]
Date of Event Requiring Statement:	September 17, 2015

Explanation of Responses:

(1)	The consideration per share of Common Stock was an amount equal to $3.80 plus .4108 shares of common stock, par value $0.01 per share of Independence Realty Trust, Inc. (“IRT”).

(2)
This Form 4 is being filed on behalf of, Monarch Alternative Capital LP, a Delaware limited partnership (“MAC”), MDRA GP LP, a Delaware limited partnership (“MDRA GP”) and Monarch GP LLC, a Delaware limited liability company (“Monarch GP”) (collectively, the “Reporting Persons”). MAC serves as the investment advisor to the Funds (as defined below), MDRA GP is the general partner of MAC and Monarch GP is the general partner of MDRA GP. Each of MAC, MDRA GP and Monarch GP may be deemed to indirectly beneficially own shares held directly by the Funds and disclaims beneficial ownership of all such shares except to the extent of any indirect pecuniary interest therein.

(3)
Common stock converted by operation of law in the merger between TSRE and IRT Limited Partner, LLC, a wholly owned subsidiary of IRT (the “Merger”) which was owned directly by Monarch Debt Recovery Master Fund Ltd, a Cayman Islands exempted company (“MDRF”).

(4)	Common stock converted by operation of law in the Merger which was owned directly by Monarch Opportunities Master Fund Ltd, a Cayman Islands exempted company (“MOF”).

(5)	Common stock converted by operation of law in the Merger which was owned directly by Monarch Capital Master Partners II LP, a Cayman Islands limited partnership (“MCP2”).

(6)	Common stock converted by operation of law in the Merger which was owned directly by MCP Holdings Master LP, a Cayman Islands limited partnership (“MCPA”).

(7)	Common stock converted by operation of law in the Merger which was owned directly by P Monarch Recovery Ltd., a British Virgin Islands corporation (“PMON”).

(8)
Common stock converted by operation of law in the Merger which was owned directly by Monarch Alternative Solutions Master Fund Ltd, a Cayman Islands exempted company (“MASF”, and together with MDRF, MOF, MCP2, MCPA and PMON, the “Funds”).